EXHIBIT 99.3
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                                  AMENDMENT 3
                                  -----------
                                TO THE AGREEMENT
       BETWEEN SEMOTUS SOLUTIONS, INC. AND BATHGATE CAPITAL PARTNERS, LLC

This Amendment supersedes Amendment 1 and Amendment 2, entered into this 18th day of November, 2005, modifies the Agreement by and among Semotus Solutions, Inc. (the "Company") and Bathgate Capital Partners, LLC ("Bathgate") dated May 27, 2004 as amended (the "Agreement").

WHEREAS, the Parties desire to amend the Agreement as set forth below:

Section 1. (b) is amended to read: "Bathgate Capital Partners Contact" is any party or entity, that Bathgate Capital Partners intends to contact with regard to a Business Combination and/or Financing during the engagement period. Contact shall also include any party or entity referred to the Company by another Bathgate Capital Partners Contact during the Engagement period or the Tail Period.

Section 4. (a) Retainer. The following sub-paragraph shall be added: (i) The Company shall issue Bathgate Capital upon the full execution of this Amendment, warrants to purchase a total of 45,000 shares of its common stock (the "Amendment Warrants"), exercisable at Semotus' common stock's closing price on the date of the full exercise of this Agreement, at any time within five years of the date of their issuance. The retainer Warrants shall contain standard anti-dilution provisions; shall provide their holders with "piggy-back" registration rights at the Company's cost; and contain a cashless exercise provision.

Section 23. Financing Compensation. You agree to pay us the following fees for a financing transaction provided by a Bathgate Capital contact or any party or entity referred to the Company by another Bathgate Capital Partners Contact during the Engagement period or the Tail Period.


               (a) Contingent Fee. If, during the Engagement Period or the tail period you enter into an agreement that subsequently results in a Financing Transaction with a Bathgate Capital Contact, you shall pay us an additional fee based on the following:

          Senior Debt                   2.0% cash-of the loan commitment amount,
                                        and "Contingent Warrants" equivalent to
                                        2.0% of the securities that could be
                                        purchased based upon the funded amount
                                        at the closing bid price on the day of
                                        closing;

          Subordinated Debt             4.0% cash-of the loan commitment amount
                                        and Contingent Warrants equivalent to 4% of the securities that could be purchased based upon the funded amount at the closing bid price on the day of closing;

          Equity or Convertible Debt    8.0% cash-of the capital raised and
                                        Contingent Warrants equivalent to 8% of
                                        the securities sold by the Company in
                                        the transaction.

               (b) Contingent Warrants. The number of Contingent Warrants to be issued to Bathgate Capital pursuant to the schedule in subparagraph
          (a) shall be determined as follows: (a) with respect to non-convertible debt, the number of warrants shall be equal to the sum of the number of shares of common stock that could have been purchased using the debt commitment proceeds multiplied by the applicable warrant coverage percentage (e.g., 2% or 8%); or (b) with respect to equity or convertible debt, the number of warrants shall be equal to the sum of the total number of shares issued or that would be issued upon conversion multiplied by the applicable warrant coverage percentage. For purposes of determining the "number of shares of common stock that could be purchased" the most recent ten day average of the quoted bid and the ask price of the Company's common stock shall be used; or, if the Company is a private company, the fair market value shall be the per share offering price of any offering completed by the Company within the immediately preceding three month period; or, if no current offering has been made, by the mutual agreement of the Company and Bathgate Capital. The terms and conditions of the
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          Warrants shall be no less favorable than those contained in any securities issued by the Company in the transaction, shall provide for a term of five years, shall contain standard anti-dilution and cashless exercise provisions; and shall also provide the holders of the Warrants with "piggy-back" and "take-along" registration rights at the Company's cost.

               (c) Payment of Contingent Fee. The Contingent Fee shall be paid at the closing of the Financing Transaction for which it is payable; provided that compensation due to Bathgate Capital as a result of capital proceeds that are contingent upon the occurrence of some future event or pursuant to any Financing Transaction shall be paid by the Company to Bathgate Capital at the earlier of (a) the receipt of such capital, or (b) the time that the amount of such capital can be determined. No fee payable to any other advisor shall operate to reduce the fees payable to Bathgate Capital hereunder.


All of the terms and conditions of the original Agreement and Amendment(s) remain in full effect, unless specifically modified by the terms herein.

Fax Signatures. The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Addendum, and any future Addendums or Amendments, as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto hereby execute this Amendment by their duly authorized representatives on the dates set forth below.

AGREED TO:

       SEMOTUS SOLUTIONS, INC.                 BATHGATE CAPITAL PARTNERS, LLC

BY:    /S/ TALI DURANT                         BY:    /S/ VICKI BARONE
    ----------------------------                   ----------------------------
NAME:  TALI DURANT                             NAME:  VICKI BARONE

TITLE: GENERAL COUNSEL                         TITLE: SR. MANAGING PARTNER

DATE:  12/8/05                                 DATE:  12/8/05